Exhibit 10.1

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is entered into as of November 18, 2003 (the “Effective Date”) by and between DOCUMENT SCIENCES CORPORATION, a Delaware corporation (the “Company”) and XEROX CORPORATION, a New York corporation (“Seller”).

RECITALS

A. Seller is the owner of 740,024 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”).

B. Seller desires to sell and the Company desires to purchase the Shares from Seller in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Seller agree as follows:

1. Repurchase of Shares

1.1 Purchase Price. As consideration for the Shares, the Company:

(a) concurrent herewith is paying to Seller, in cash, an aggregate purchase price of $2,688,566.39 (the “Purchase Price”), which equals the product of (i) ninety-two percent (92%) of the simple average of the closing prices per share of Common Stock on the Nasdaq SmallCap Market as reported by Nasdaq for the ten trading day period prior to the Effective Date, or $3.63308 per share (the “Purchase Price Per Share”), multiplied by (ii) the number of Shares; and

(b) shall pay to Seller any Contingent Payment (as defined in Section 1.3 below) pursuant to the provisions of Section 1.3.

1.2 Seller Deliveries. Seller hereby sells, transfers and assigns the Shares to the Company, and concurrent herewith is delivering to the Company the stock certificate(s), duly endorsed in blank or accompanied by duly executed stock powers, representing the Shares.

1.3 Contingent Payment.

(a) Upon the consummation of a Qualifying Acquisition (as defined below), the Company shall pay to Seller in cash, an amount equal to (A) fifty percent (50%) of the amount by which the consideration received by the stockholders of the Company for each share of common stock in the Qualifying Acquisition exceeds the Purchase Price per Share, multiplied by (B) the number of Shares (the “Contingent Payment”). Notwithstanding the foregoing, any amount payable to Seller hereunder shall be limited to the maximum amount permitted under applicable law.

(b) If the consideration paid to the stockholders of the Company in a Qualifying Acquisition is other than cash, for purposes of determining the value of any Contingent Payment, the value of the consideration received by the stockholders of the Company shall be determined by the Company’s board of directors, in its reasonable judgment.

(c) “Qualifying Acquisition” shall mean any of the following transactions, the consummation of which occurs within nine (9) months after the Effective Date:

(A) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the voting power of the then outstanding shares of voting securities of the Company; or

(B) a reorganization, merger or consolidation with any other person, entity or corporation, other than a merger or consolidation which would result in the Common Stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

(C) the sale or other disposition by the Company of all or substantially all of the Company’s assets.

2. Representations and Warranties of the Company

The Company represents and warrants to Seller as follows:

2.1 Corporate Approvals. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company.

2.2 No Current Negotiations. Neither the Company nor any of its representatives is currently engaged in any negotiations or discussions with any third party relating to the acquisition of the Company, by stock purchase, merger or otherwise.

2.3 No Violation. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not violate the Securities Act of 1933, as amended or the rules or regulations promulgated thereunder, assuming there is nothing unique about Seller that implicates such representation.

3. Representations and Warranties of Seller

Seller represents and warrants to the Company as follows:

3.1 Good Title. Seller is the beneficial owner of all right, title and interest in, and to, the Shares and upon payment of the Purchase Price, the Company will receive good and marketable title to the Shares, free and clear of all liens, pledges, security interests, restrictions, prior assignments, options, charges, agreements or other claims or encumbrances of any kind. The Shares comprise all the capital stock of the Company owned directly, indirectly, beneficially or otherwise by Seller, and Seller does not own nor has any other rights to purchase or otherwise acquire any other capital stock or other securities of the Company.

3.2 Corporate Approvals. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller.

3.3 No Solicitation by the Company. The transactions contemplated by this Agreement arose from Seller approaching the Company with respect to a sale of the Shares.

3.4 Information on the Company. Seller and its advisers, if any, have had sufficient opportunity to investigate the operations, results of operations and financial condition of the Company and have had opportunity to ask questions and receive answers about the Company’s operations, results of operations, financial condition and prospects and such other information as Seller and its advisors deem appropriate. Seller or its advisors have received all information requested by Seller and its advisors from the Company.

3.5 No Hedging. Seller has not engaged in any “short sale” or other hedging transactions involving securities of the Company within the ninety (90) days prior to the Effective Date.

4. Additional Agreements

4.1 Termination of Stockholder Rights Agreement and Tax Sharing Agreement. The parties hereby terminate that certain Stockholder Rights Agreement, dated as of September __, 1996, between the Company and Seller and that certain Tax Sharing Agreement, dated as of August 23, 1996, between the Company and Seller. All rights and obligations of the parties under such agreements are hereby terminated, and such agreements shall be of no further force or effect provided, however, that in the event the transaction contemplated by this Agreement is unwound, then such agreements will be reinstated as if they had never been terminated.

4.2 Tax Cooperation. The parties hereto agree to cooperate with each other in respect of all tax audits for periods ending on or including the Effective Date of this Agreement. Such cooperation shall include (but not be limited to) providing pertinent documentation; access to employees and responding to questions requested by tax auditors.

4.3 Further Assurances. At any time or from time to time upon the request of a party, the other party will execute and deliver such further documents and do such other acts as the requesting party may reasonably request in order to effect fully the purposes of this Agreement.

4.4 Fees, Costs and Expenses. All legal, accounting and other fees, costs and expenses incurred in connection with this Agreement will be paid by the party incurring such fees, costs and expenses.

5. Miscellaneous

5.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of Seller and the Company.

5.2 Waiver of Compliance. Any failure of Seller on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Seller, respectively, only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent, continuing or other failure.

5.3 Notices. All notices and other communications hereunder must be in writing and will be deemed given (i) when delivered personally by commercial courier service, (ii) three (3) days after being deposited in the United States mail, certified, postage prepaid, return receipt requested, (iii) the next day when sent by reputable overnight delivery service, overnight delivery requested or (iv) upon receipt if given by facsimile, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

If to the Company, to:	Document Sciences Corporation
6339 Paseo Del Lago
Carlsbad, California 92009
Attn: John L. McGannon
Facsimile: (760) 602-1596

with a copy to:	Gibson, Dunn & Crutcher LLP
4 Park Plaza
Irvine, California 92614
Attn.: John M. Williams
Facsimile: (949) 451-4220

If to Seller, to:	XEROX Corporation
800 Long Ridge Road
Stamford, Ct 06904
Attn: Corporate Controller
Facsimile: 203-968-4443

with a copy to:	Xerox Corporation
800 Long Ridge Road
Stamford, Ct 06904
Attn: General Counsel
Facsimile: 203-968-3446

5.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither Seller nor the Company may assign any of its respective rights, interests, or obligations hereunder without the prior written consent of the other party. This Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Any purported assignment by a party in violation of this Section 5.4 will be null, void and without legal effect.

5.5 Severability. If any provision of this Agreement is found invalid, illegal, or unenforceable in any jurisdiction, provided that an essential purpose of this Agreement would not be defeated, such provision shall be deemed amended to the extent required to make it valid, legal and enforceable, and the remaining provisions shall remain in full force and effect in such jurisdiction and shall not render that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

5.6 Governing Law. This Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without regard to its conflicts of law provisions.

5.7 Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (the “Related Proceedings”) shall be instituted in the state or federal courts of the United States of America located in the State of Delaware (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court as to which jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above will be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in a Specified Court and shall not plead or claim that any Related Proceeding brought in a Specified Court has been brought in an inconvenient forum.

5.8 Construction. The captions and titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement will be construed without regard to any presumption, or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof, against the party causing this Agreement to be drafted.

5.9 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings and all contemporaneous oral agreements and understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Each of the parties acknowledges that neither the other party nor any agent, representative or attorney of such other party has made any promises, agreements, covenants, representations, warranties or other inducements whatsoever, either express or implied, written or oral, concerning the subject matter of this Agreement that is not contained in this Agreement.

5.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. Signatures transmitted by facsimile will be deemed original signatures.

5.11 Survival. The representations and warranties of the parties contained in this Agreement shall survive the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to become effective as of the Effective Date.

DOCUMENT SCIENCES CORPORATION, a Delaware corporation

By:	/s/ John L. McGannon

John L. McGannon Chief Executive Officer

XEROX CORPORATION, a New York corporation

By:	/s/ Harry R. Beeth

Harry R. Beeth Vice President & Controller